Pershing Square USA, Ltd. Initial Public Offering July 2024 The information contained in this brochure and in the preliminary prospectus relates to the proposed offering of the common shares of beneficial interest (the “Common Shares”) of Pershing Square USA, Ltd. (“PSUS” or the “Company”) and is not complete and may be changed. A registration statement (including a preliminary prospectus) relating to the Common Shares has been filed with the Securities and Exchange Commission (“SEC”), but has not yet become effective. The Company may not sell the Common Shares until the registration statement filed with the SEC is effective. Neither this brochure nor the preliminary prospectus is an offer to sell or the solicitation of an offer to buy any Common Shares, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. Any offers, solicitations or offers to buy, or any sales of Common Shares will be made in accordance with the registration requirements of the U.S. Securities Act of 1933, as amended. The offering will be made only by means of a prospectus. The offering is subject to market and other conditions and the completion of the SEC’s review process. Consider the investment objective and policies, risk considerations and charges and expenses of the Company carefully before investing. The preliminary prospectus contains this and other information about the Company. This brochure must be preceded or accompanied by the Company’s preliminary prospectus. You may obtain a copy of the Company’s preliminary prospectus by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained by following the instructions on the last page of this brochure. The Company is newly organized and its Common Shares have no history of public trading. An investment in the Company involves risk, is not appropriate for all investors and is not intended to be a complete investment program. Investors could lose some or all of their investment. Please see “Risk Considerations” in the back of this brochure and “Risk Factors” in the preliminary prospectus for more information. NOT FDIC INSURED | MAY LOSE VALUE | NO BANK GUARANTEE Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-276926 July 9, 2024

As of May 31, 2024. Reflects the net assets of Pershing Square Holdings, Ltd. ("PSH"), Pershing Square, L.P. (“PSLP”), Pershing Square International, Ltd. (“PSI Ltd”) (together, the “Core Funds”) calculated in accordance with GAAP without deducting accrued performance fees, while adding back the value of PSH’s debt outstanding ($1.8 billion and €500 million translated into USD at the prevailing exchange rate as of May 31, 2024). Includes PS VII Master, L.P. and PS VII A International, L.P. (together "PS VII") Reflects the percentage of Core Funds AUM (calculated as described in note 1, above) attributable to PSH as of May 31, 2024 Reflects AUM (excluding PSH’s debt) attributable to investments by PSCM employees and other PSCM affiliates in PSI Ltd, PSLP and PSH as of May 31, 2024 Pershing Square Capital Management 2003 Founded $19.0bn AUM (1) 88% Permanent capital (2) $4.2bn Employee capital invested (3) 41 Employees Headquartered in New York City

# Cumulative Returns | Illustrative PSLP / PSH



$10,000 invested in the illustrative PSLP / PSH strategy in January 2004 would be worth ~$360,100 today (2)
Illustrative PSLP / PSH Net Return(2) (2.0% Mgmt. Fee only)
3,501%
36.0x
PSLP / PSH Net Return(1) (1.5% Mgmt. & 20%/16% Perf. Fee)
2,116%
22.2x
S&P 500
603%
7.0x
Global Financial Crisis
Covid-19
Rapid interest rate hiking cycle
3,750%
3,500%
3,250%
3,000%
2,750%
2,500%
2,250%
2,000%
1,750%
1,500%
1,250%
1,000%
750%
500%
250%
0%
(250%)
'04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20 '21 '22 '23 '24
First 11.5 Years Since Firm Inception
(Jan 2004 – July 2015)
Challenging Period
(Aug 2015 – Dec 2017)
Permanent Capital Era
(Jan 2018 – Present)
- Represents the three S&P 500 bear markets since firm inception

*Note: All market and return data as of March 31, 2024. Past performance is not necessarily indicative of future results. All investments involve the possibility of profit and the risk of loss, including the loss of principal. Please see the additional disclaimers, index descriptions and notes to performance results at the end of this presentation.* ***Actual or illustrative performance information of PSLP & PSH is not the performance record of the Company and should not be considered a substitute for the Company's own performance. See Appendix A for additional information.***

(1) *Represents NAV net returns an investor would have earned if she/he invested in PSLP at its January 1, 2004 inception and converted to PSH at its launch on December 31, 2012.*

(2) *Represent hypothetical NAV net returns an investor would have earned if she/he invested in PSLP at its January 1, 2004 inception and converted to PSH at its launch on December 31, 2012, assuming PSLP and PSH only paid a 2.0% management fee (assumed to be accrued monthly throughout the year) and did not pay any performance fees.*

3

Commitment to Core Investment Principles

Pershing Square’s Asymmetric Hedging Strategy Seek to identify asymmetric payoff structures Limited upfront investment and carrying costs Potential to earn large multiples of cost Limited downside in the event potential risk does not transpire Monetization often provides liquidity during periods of market dislocation Hedges often become valuable when equity markets are cheap Enables us to increase our exposure to high-quality businesses at deeply discounted valuations We seek to opportunistically invest in asymmetric hedges to protect the portfolio against macroeconomic risks and capitalize on market volatility We believe our asymmetric hedging strategy is a superior alternative to holding a large cash position or maintaining a continuous hedging program, both of which can be a significant drag on long-term performance

Alignment of incentives: $500 million investment by Pershing Square with a minimum ten-year hold period(1) No corporate or other entity-level taxation(2) Investment flexibility for Pershing Square’s equity & hedging strategy Ability to access low-cost, low-leverage, long-term, investment grade debt(3) Best-in-class governance and robust investor communications No fees in the first year following IPO; 2.0% management fees(5) thereafter, and no performance fees The Manager will increase its aggregate investment in the Company to $500 million upon completion of the offering, which aggregate investment will be comprised of $450 million of Common Shares acquired at a price of $50.00 per Common Share, including Common Shares purchased as part of the offering, and $50 million aggregate liquidation preference of the Company’s 7.50% Series A Cumulative Preferred Shares (the “Series A Preferred Shares”), acquired at a price of $50.00 per Series A Preferred Share (the “Manager Investment”). The Manager will also agree with the Company that it will not sell, transfer or otherwise dispose of the Common Shares or the Series A Preferred Shares acquired as part of the Manager Investment prior to the date that is the ten (10) year anniversary of its completion of the Manager Investment, subject to certain exceptions. To the extent the Company qualifies as a RIC under Subchapter M of the Code and income and gains are distributed. The Company reserves the right to borrow money from banks or other financial institutions, or issue debt securities and additional preferred shares if it believes that market conditions would be conducive to the successful implementation of such a leveraging strategy. There can be no assurance that Company will in the future be able to borrow money on terms that the Manager deems favorable or that any particular rating for such borrowings will be obtained. The Company pays the Manager a fee, payable quarterly in advance on the first business day of each fiscal quarter, based on the Company’s net asset value on the last day of the previous fiscal quarter equal to 0.50% (or 2.0% on an annualized basis). The Manager has irrevocably waived the management fee for the first 12 months of the Company’s investment operations. What is Pershing Square USA, Ltd. (“PSUS”)? PSUS is an Investment Holding Company That Pays No Corporate Tax

Concentration: 12 to 15 holdings(1) of high-quality, large-capitalization, publicly-traded, durable growth companies Ability to effectuate change without paying a control premium Pershing Square’s unique asymmetric hedging strategy Economies of scale: Larger ownership stakes enhance our influence at portfolio companies Differentiated expertise in executing privately negotiated transactions Long-tenured, experienced investment and operational team Permanent Capital Enables Pershing Square’s Unique Franchise & Long-Term Competitive Advantages Pershing Square has a best-in-class, 20-year investment track record The Manager may, from time to time, increase the number of holdings in the Company’s investment portfolio as a result of market or economic conditions or due to other considerations. 1 2 3 4 5 6

PSLP / PSH Net Return(1) (1.5% Mgmt. & 20%/16% Perf. Fee) Illustrative PSLP / PSH Net Return(2) (2.0% Mgmt. Fee only) Note: All market and return data as of March 31, 2024. Past performance is not necessarily indicative of future results. All investments involve the possibility of profit and the risk of loss, including the loss of principal. Please see the additional disclaimers, index descriptions and notes to performance results at the end of this presentation. Actual or illustrative performance information of PSLP & PSH is not the performance record of the Company and should not be considered a substitute for the Company’s own performance. See Appendix A for additional information. Represents NAV net returns an investor would have earned if she/he invested in PSLP at its January 1, 2004 inception and converted to PSH at its launch on December 31, 2012. Represent hypothetical NAV net returns an investor would have earned if she/he invested in PSLP at its January 1, 2004 inception and converted to PSH at its launch on December 31, 2012, assuming PSLP and PSH only paid a 2.0% management fee (assumed to be accrued monthly throughout the year) and did not pay any performance fees. Pershing Square’s 20-Year Track Record S&P 500 930 bps Outperformance Per Annum vs. S&P 500 Annualized Net Returns Since Inception (January 2004)

PSH Net Return(1) (1.5% Mgmt. & 16% Perf. Fee) Illustrative PSH Net Return(2) (2.0% Mgmt. Fee only) Note: All market and return data as of March 31, 2024. Past performance is not necessarily indicative of future results. All investments involve the possibility of profit and the risk of loss, including the loss of principal. Please see the additional disclaimers, index descriptions and notes to performance results at the end of this presentation. Actual or illustrative performance information of PSH is not the performance record of the Company and should not be considered a substitute for the Company’s own performance. See Appendix A for additional information. Represents NAV net returns an investor would have earned if she/he invested in PSH on March 31, 2018. Represent hypothetical NAV net returns an investor would have earned if she/he invested in PSH on March 31, 2018, and PSH only paid a 2.0% management fee (assumed to be accrued monthly throughout the year) and did not pay any performance fees. Pershing Square’s Permanent Capital Era Track Record S&P 500 1,710 bps Outperformance Per Annum vs. S&P 500 Annualized Net Returns Last Six Years (Pershing Square’s Permanent Capital Era)

# Pershing Square Investment Team

| Employee | Education and Summary Prior Experience | Career Experience (Years) | PS Tenure (Years) |
|---|---|---|---|
| **Bill Ackman**<br>CEO / Portfolio Manager | Gotham Partners, Co-Founder and Portfolio Manager (1992 - 2003)<br>M.B.A., Harvard Business School, 1992<br>A.B., Harvard College, magna cum laude, 1988 | 32 | 20 |
| **Ryan Israel**<br>Chief Investment Officer | Goldman Sachs, Analyst (2007 - 2009)<br>B.S.E., The Wharton School, summa cum laude, beta gamma sigma, 2007 | 17 | 15 |
| **Ben Hakim**<br>President | The Blackstone Group, Senior Managing Director (1999 - 2012)<br>B.S., Cornell University, 1997 | 26 | 12 |
| **Anthony Massaro** | Apollo Global Management, Private Equity Associate (2011 - 2013)<br>Goldman Sachs, Analyst (2009 - 2011)<br>B.S.E., The Wharton School, summa cum laude, beta gamma sigma, 2009 | 15 | 11 |
| **Charles Korn** | KKR, Private Equity Associate (2012 - 2014)<br>Goldman Sachs, Analyst (2010 - 2012)<br>B.A., The University of Western Ontario, Richard Ivey School of Business, Ivey Scholar, 2010 | 14 | 10 |
| **Bharath Alamanda** | KKR, Private Equity Associate (2015 - 2017)<br>Goldman Sachs, Analyst (2013 - 2015)<br>B.S.E, Princeton University, summa cum laude, phi beta kappa, 2013 | 11 | 7 |
| **Feroz Qayyum** | Hellman & Friedman, Private Equity Associate (2015 - 2017)<br>Evercore, Analyst (2013 - 2015)<br>B.A., The University of Western Ontario, Richard Ivey School of Business, Ivey Scholar, 2013 | 11 | 7 |
| **Manning Feng** | Warburg Pincus, Private Equity Associate (2019 - 2021)<br>Centerview Partners, Analyst (2016 - 2019)<br>B.S.E., The Wharton School, summa cum laude, 2016 | 8 | 3 |

10

PSUS Will Have Robust Investor Engagement Investor Communications Quarterly analyst / investor conference calls Annual Meeting “Investor Day” event & presentation Expected research analyst coverage & index inclusion(2) Twitter / X (Bill has 1.3 million+ followers) for timely investor updates and Q&A(1) Pershing Square’s Unique Media & Social Media Presence We believe Pershing Square’s robust investor engagement with PSUS shareholders will generate substantial investor interest & liquidity Following commencement of the Company’s operations. It is anticipated that the Company will have research analyst coverage and inclusion in indices for which it will be eligible, however no assurance can be given as to the extent of any research analyst coverage or index inclusion or whether any research analyst coverage or index inclusion will occur at all..

# Highly Experienced & Independent Board

| Board Director | Summary Experience |
|---|---|
|  **Barry Barbash**<br>Independent Trustee<br>Chairman of the Board | - Investment Management Consultant & Adjunct Professor of Law at Georgetown Law School<br>- Former Partner and Senior Counsel, Willkie Farr and Gallagher LLP (2006 – 2023)<br>- Former Partner, Shearman & Sterling LLP (1998 – 2006)<br>- Former Director of the SEC's Division of Investment Management with principal oversight responsibility for the U.S. mutual fund and closed-end investment company industry (1993 – 1998) |
|  **Evan Bakst**<br>Independent Trustee | - Founder & Managing Partner, Treetop Capital (2013 – Present)<br>- Former Partner, Tremblant Capital (2005 – 2012)<br>- Former Principal, JPMorgan Partners, LLC (2000 – 2005) |
|  **Anne Farlow**<br>Independent Trustee | - Director, Caledonia Investments plc and BlueRiver Acquisition Corp.<br>- Former Chairman of the Board, Pershing Square Holdings (2014 – 2024)<br>- Former Partner, Providence Equity Partners (2000 – 2005)<br>- Former Director, Electra Partners (1992 – 2000) |
|  **Bruce Herring**<br>Independent Trustee | - Board Member, Financial Accounting Foundation (2020 – Present)<br>- Board Member, Board of Trustees, Babson College (2006 – Present) & Olin College (2020 – Present)<br>- Former President, Strategic Advisors, Inc. (subsidiary of Fidelity Investments) (2015 – 2018)<br>- Former Group CIO, Portfolio Manager, Research Analyst, Fidelity Investments (1987 – 2015) |
|  **Lisa Polsky**<br>Independent Trustee | - Board Member, HSBC Bank USA, N.A. (2023 – Present)<br>- Board Member, Verifone (2021 – Present)<br>- Board Member, MFA Financial, Inc. (2019 – Present)<br>- Former Board Member, Chair of Audit Committee, Piper Jaffray (2007 – 2016)<br>- Former Chief Risk Officer, CIT (2010 – 2015)<br>- Former Chief Risk Officer, Morgan Stanley (1995 – 2000) |
|  **Nicholas Botta**<br>Trustee | - Vice Chairman, PSCM (2024 – Present); Former President, PSCM (2017 – 2024)<br>- Board Member, Pershing Square Holdco GP, LLC (2024 – Present);<br>- Board Member, Pershing Square Holdings, Ltd. (2012 – Present)<br>- Former Chief Financial Officer, PSCM (2003 – 2017) |

12

$500 million investment by Pershing Square, 10+ year hold period(2) No corporate or other entity-level taxation(3) Unique investment strategy of concentrated, core equity holdings and asymmetric hedging Pershing Square has a 20-year investment track record of substantial outperformance Ability to access low-cost, low-leverage, long-term, investment grade debt(4) Best-in-class governance and robust investor communications No fees in the first year following IPO; 2.0% management fees(5) thereafter, and no performance fees PSUS Key Investment Highlights PSUS will be a large-capitalization, NYSE-listed(1), investment holding company with a number of unique attributes: The Company will apply to list its common shares of beneficial interest on the New York Stock Exchange. The Manager will increase its aggregate investment in the Company to $500 million upon completion of the offering, which aggregate investment will be comprised of $450 million of Common Shares acquired at a price of $50.00 per Common Share, including Common Shares purchased as part of the offering, and $50 million aggregate liquidation preference of the Company’s 7.50% Series A Cumulative Preferred Shares (the “Series A Preferred Shares”), acquired at a price of $50.00 per Series A Preferred Share. The Manager will also agree with the Company that it will not sell, transfer or otherwise dispose of the Common Shares or the Series A Preferred Shares acquired as part of the Manager Investment prior to the date that is the ten (10) year anniversary of its completion of the Manager Investment, subject to certain exceptions. To the extent income and gains are distributed The Company reserves the right to borrow money from banks or other financial institutions, or issue debt securities and additional preferred shares if it believes that market conditions would be conducive to the successful implementation of such a leveraging strategy. There can be no assurance that Company will in the future be able to borrow money on terms that the Manager deems favorable or that any particular rating for such borrowings will be obtained. The Company pays the Manager a fee, payable quarterly in advance on the first business day of each fiscal quarter, based on the Company’s net asset value on the last day of the previous fiscal quarter equal to 0.50% (or 2.0% on an annualized basis). The Manager has irrevocably waived the management fee for the first 12 months of the Company’s investment operations.

  Company Pershing Square USA, Ltd. Listing / Symbol New York Stock Exchange / NYSE: PSUS(1) Structure Non-diversified, closed-end management company registered under the 1940 Act Investment Manager Pershing Square Capital Management, L.P. Offering Price US$50.00 per share Management Fee Waived for first 12 months; annual fee of 2.0% of net asset value, payable quarterly, thereafter Performance Fee None Manager Investment $500 million Manager investment by PSCM(2) Investment Portfolio Concentrated portfolio of minority stakes in high-quality, large-capitalization, publicly-traded, growth companies Typically, 12 to 15 core equity positions Ability to pursue Pershing Square’s historical hedging strategy, subject to certain rules (including SEC Rule 18f-4) Leverage / Preferred Security Issuance of $50 million in preferred securities to PSCM at IPO which will provide greater flexibility under Rule 18f-4 to utilize derivatives Distribution Policy We intend to distribute at least 90% of the realized annual investment company taxable income to shareholders, in compliance with regulatory requirements. Dividends, if any, are expected to be declared and paid annually Tax Treatment The Company intends to elect to be treated as a regulated investment company (RIC); if qualified, the Company will not be subject to US income tax to the extent income and gains are distributed PSUS Offering Summary The Company will apply to list its common shares of beneficial interest on the New York Stock Exchange The Manager will increase its aggregate investment in the Company to $500 million upon completion of the offering, which aggregate investment will be comprised of $450 million of Common Shares acquired at a price of $50.00 per Common Share, including Common Shares purchased as part of the offering, and $50 million aggregate liquidation preference of the Company’s 7.50% Series A Cumulative Preferred Shares (the “Series A Preferred Shares”), acquired at a price of $50.00 per Series A Preferred Share. The Manager will also agree with the Company that it will not sell, transfer or otherwise dispose of the Common Shares or the Series A Preferred Shares acquired as part of the Manager Investment prior to the date that is the ten (10) year anniversary of its completion of the Manager Investment, subject to certain exceptions.

The Company is a newly-organized, non-diversified, closed-end investment company. The performance information presented below is for: (i) Pershing Square Holdings, Ltd. (“PSH”), a Guernsey-registered closed-ended investment fund; (ii) Pershing Square, L.P. (“PSLP”), a private investment fund organized as a Delaware limited partnership; and (iii) Pershing Square International, Ltd. (“PSIL”), a Cayman Islands exempted company, which operates as a private investment fund (collectively, the “Affiliated Funds”), each of which is currently managed by the Manager, which has managed each of the Affiliated Funds since its respective inception. The supplemental performance information presented below illustrates the past performance of all funds managed by the Manager with investment objectives, policies and strategies that are substantially similar to the investment objectives, policies and strategies of the Company. There can be no assurance that the Company will achieve comparable results or that the returns generated by the Company will equal or exceed those of any Affiliated Fund, or that the Company will be able to implement its investment strategy or achieve its investment objective. The Company’s investments may be made under different economic conditions and may include different underlying investments than those of the Affiliated Funds. See “Risk Factors” in the preliminary prospectus for more information. The supplemental performance information presented below is not the performance record of the Company and should not be considered a substitute for the Company’s own performance. Past returns are not indicative of future performance. The tables below set forth (i) under the heading “Annualized Returns,” the historical net annual (with respect to the 1-Year period) and annualized (with respect to all other periods) total returns of each of the Affiliated Funds for the specified periods ending December 31, 2023 and March 31, 2024, (ii) under the heading “Cumulative Returns,” the compound annualized return an investor would have earned as of December 31, 2023 and March 31, 2024 if such investor invested in PSLP at its January 1, 2004 inception and converted its investment to PSH at its launch on December 31, 2012 (the “Conversion Date”) and (iii) under the heading “Annual Returns,” the historical net annual returns of each of the Affiliated Funds since their respective inceptions for the calendar years indicated. The columns titled “PSH Net Return,” “PSLP Net Return” and “PSIL Net Return” show the returns of PSH, PSLP and PSIL, respectively, after performance fees, management fees and other expenses incurred by each fund and are based on net amounts invested after deduction of any applicable sales load but before any taxes or tax withholding incurred by investors (“Net Returns”). The columns titled “Illustrative PSH Net Return,” “Illustrative PSLP Net Return” and “Illustrative PSIL Net Return” show hypothetical net returns an investor in the applicable Affiliated Fund would have earned if such Affiliated Fund had paid only a 2.0% management fee, which is equivalent to the management fee that will be charged by the Company, and did not pay any incentive fees. These illustrative returns are not actual returns and should not be considered a substitute for the Company’s own performance. There can be no assurance that the Company will achieve comparable results or that the returns generated by the Company will equal the illustrative returns set forth herein. None of the Affiliated Funds are registered under the Investment Company Act of 1940 (the “1940 Act”), and, therefore, none of them are subject to the investment restrictions, leverage and derivative restrictions, diversification requirements and other regulatory requirements imposed on registered investment companies by the 1940 Act and on regulated investment companies by the U.S. Internal Revenue Code of 1986 the (“Code”). If any or all of the Affiliated Funds had been registered under the 1940 Act and/or operated as regulated investment companies under the Code, their respective returns might have been lower and their ability to undertake certain transactions or investments may have been restricted. Annualized Returns As of December 31, 2023 Appendix A Supplemental Performance Information See Index Descriptions on page 19.

Annualized Returns As of March 31, 2024 Supplemental Performance Information (Cont’d) As of December 31, 2023 See Index Descriptions on page 19.

Annualized Returns As of March 31, 2024 Supplemental Performance Information (Cont’d) Since PSH Inception (December 31, 2012) As of December 31, 2023 As of March 31, 2024 See Index Descriptions on page 19.

Supplemental Performance Information (Cont’d) Annualized Returns Since PSLP Inception (January 1, 2004) As of December 31, 2023 As of March 31, 2024 Since PSIL Inception (January 1, 2005) As of December 31, 2023 As of March 31, 2024 See Index Descriptions on page 19.

Supplemental Performance Information (Cont’d) Cumulative Returns Since PSLP Inception (January 1, 2004) and converted to PSH on the Conversion Date As of December 31, 2023 As of March 31, 2024 Index Descriptions The S&P 500 is an unmanaged capitalization-weighted index that measures the performance of the large-capitalization segment of the U.S. market. The index includes 500 leading U.S. stocks representing all major industries. The MSCI World Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed markets. The index captures large and mid-capitalization representation across 23 developed markets countries. HFRX Equity Hedge Index is constructed and maintained by Hedge Fund Research, Inc. HFRX Equity Hedge Index included funds that maintain long and short positions in primarily equity and equity derivative securities and employ a broad range of fundamental and quantitative techniques in their investment process. These indices do not reflect any fees, expenses or sales loads. It is not possible to invest directly in an index. The volatility of the indices presented may be materially different from that of the performance of the Company and/or the Affiliated Funds. In addition, the indices employ different guidelines and criteria than the Company and the Affiliated Funds; as a result, the holdings in the Company and the Affiliated Funds may differ significantly from the securities that comprise the indices. The indices allow for comparison of the Affiliated Funds’ performance with that of well-known, appropriate and widely recognized indices; the indices are not intended to be reflective or indicative of the Affiliated Funds’ or the Company’s past or future performance.

Supplemental Performance Information (Cont’d) Annual Returns See Index Descriptions on page 19.

Risk Considerations An investment in the Company carries a number of risks, including the risk that the entire investment may be lost. In addition to all other information set out in the Company’s preliminary prospectus, the following specific factors should be considered when deciding whether to make an investment in the Company. The Common Shares are only suitable for investors (i) who understand the potential risk of capital loss, (ii) for whom an investment in the Common Shares is part of a diversified investment program, and (iii) who fully understand and are willing to assume the risks involved in such an investment program. For a more complete discussion of the risks of investing in the Company, see “Risk Factors” in the preliminary prospectus. Capitalized terms used, but not defined herein, have the meanings set forth in the preliminary prospectus. No Operating History. The Company is a newly-organized, non-diversified, closed-end investment company with no operating history. The Company does not have any historical financial statements or other meaningful operating or financial data on which potential investors may evaluate the Company and its performance. Non-Diversified Status. The Company is a non-diversified investment company. As defined in the 1940 Act, a non-diversified investment company may have a significant part of its investments in a smaller number of issuers than can a diversified investment company. Having a larger percentage of assets in a smaller number of issuers makes a non-diversified investment company, like the Company, more susceptible to the risk that one single event or occurrence or adverse developments affecting any single issuer can have a significant adverse impact upon the Company and the Company may be more susceptible to greater losses because of these developments. Investment and Market Discount Risk. An investment in the Common Shares is subject to investment risk, including the possible loss of the entire amount that you invest. As with any stock, the price of the Common Shares will fluctuate with market conditions and other factors. If Common Shares are sold, the price received may be more or less than the original investment. Common Shares are designed for long-term investors and the Company should not be treated as a trading vehicle. Shares of closed-end investment companies frequently trade at a discount from net asset value. This risk is separate and distinct from the risk that the Company’s NAV could decrease as a result of its investment activities. At any point in time an investment in the Common Shares may be worth less than the original amount invested, even after taking into account distributions, if any, paid by the Company. This risk may be greater for investors who sell their Common Shares in a relatively short period of time after the completion of this offering. During periods in which the Company may use leverage, the Company’s investment, market discount and certain other risks will be magnified. Closed-End Investment Company; Liquidity Risk. The Company is a non-diversified closed-end investment company designed primarily for long-term investors and is not intended to be a trading vehicle. Closed-end investment companies differ from open-end investment companies (commonly known as mutual funds) in that investors in a closed-end investment company do not have the right to redeem their shares on a daily basis at a price based on the investment company’s net asset value. Equity Securities Risk. Stock markets are volatile, and the prices of equity securities fluctuate based on changes in a company’s financial condition and overall market and economic conditions. Although common stocks have historically generated higher average total returns than fixed-income securities over the long-term, common stocks also have generally experienced significantly more volatility in those returns and, in certain periods, have significantly underperformed relative to fixed-income securities. An adverse event, such as an unfavorable earnings report, may depress the value of a particular common stock held by the Company. A common stock may also decline due to factors which affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry. The value of a particular common stock held by the Company may decline for a number of other reasons which directly relate to the issuer, such as management performance, financial leverage, the issuer’s historical and prospective earnings, the value of its assets and reduced demand for its goods and services. Risk of Delay in Deploying Net Proceeds from Offering. In order to promptly deploy a portion of the net proceeds from this offering, the Company is evaluating its ability to acquire, at the time of closing of this offering, one or more listed equity securities from affiliated funds advised by the Manager for cash at approximately the then current market price thereof. The 1940 Act restricts transactions with affiliated persons and absent compliance with an applicable exemption from such restriction or other relief from the SEC permitting such transaction, no such purchase may be completed. As a result, any purchase of listed equity securities from affiliated funds may require exemptive relief from the SEC. If the Company is not able to obtain such relief from the SEC, the Company’s deployment of a portion of the net proceeds from this offering in investments held by the Affiliated Funds may be significantly delayed. There can be no assurance that the Company will receive any required exemptive relief to complete the purchase of such securities. In addition, any such purchase would require the approval of the Board, including a majority of the Company’s Trustees who are not “interested persons” of the Company for purposes of Section 2(a)(19) of the 1940 Act. Any purchase of listed equity securities from affiliated funds would also be subject to the completion of this offering. The Company may be prevented from achieving its investment objective during any time in which the Company’s assets are not substantially invested in accordance with its investment objective and policies. Investment and Market Risk. An investment in Common Shares of the Company is subject to investment risk, particularly under current economic, financial, labor and health conditions, including the possible loss of the entire principal amount that you invest. An investment in the Common Shares of the Company represents an indirect investment in the securities owned by the Company. The value of, or income generated by, the investments held by the Company are subject to the possibility of rapid and unpredictable fluctuation. These movements may result from factors affecting individual companies, or from broader influences, including real or perceived changes in prevailing interest rates, changes in inflation or expectations about inflation, economic, political, social and financial market conditions including the level of confidence in financial institutions and the financial system generally, natural/environmental disasters, cyber attacks, terrorism, governmental or quasi-governmental actions, public health emergencies (such as the spread of infectious diseases, pandemics and epidemics) and other similar events, that each of which may be temporary or last for extended periods. Different sectors, industries and security types may react differently to such developments and, when the market performs well, there is no assurance that the Company’s investments will increase in value along with the broader markets. Volatility of financial markets, including potentially extreme volatility caused by the events described above, can expose the Company to greater market risk than normal, possibly resulting in greatly reduced liquidity. The Manager potentially could be prevented from considering, managing and executing investment decisions at an advantageous time or price or at all as a result of any domestic or global market or other disruptions, particularly disruptions causing heightened market volatility and reduced market liquidity which could also result in impediments to the normal functioning of workforces, including personnel and systems of the Company’s service providers and market intermediaries. At any point in time, your Common Shares may be worth less than your original investment. Not a Complete Investment Program. An investment in the Company’s Common Shares should not be considered a complete investment program. The Company is intended for long-term investors seeking capital appreciation. An investment in the Company is not meant to provide a vehicle for those who wish to play short-term swings in the market. Common Shareholders should take into account the Company’s investment objective as well as the Common Shareholder’s other investments when considering an investment in the Company. Before making an investment decision, a prospective investor should consider (i) the suitability of this investment with respect to his or her investment objectives and personal situation and (ii) factors such as his or her personal net worth, income, age, risk tolerance and liquidity needs. Leverage Risk. In connection with and upon the completion of this offering the Company intends to issue, in a transaction exempt from registration under the Securities Act, $50 million aggregate liquidation preference of its Series A Preferred Shares as described in the preliminary prospectus. Following the completion of this offering and the investment of the net proceeds therefrom, the Company reserves the right to borrow money from banks or other financial institutions, or issue debt securities and additional preferred shares if it believes that market conditions would be conducive to the successful implementation of such a leveraging strategy. The Manager’s leverage strategy has historically involved accessing a modest amount of low-cost, long-term, covenant-light, investment grade debt. Historically, the Manager has only agreed to debt incurrence covenants for its funds at thresholds well above the amount of leverage it intends to use in its strategy and has generally not used any margin borrowings for the funds it manages. There can be no assurance that the Company will be able to utilize leverage on terms that the Manager deems favorable at any given time. The use of leverage creates an opportunity for increased returns on the Company’s investment portfolio, but also creates risks for the Common Shareholders, including the likelihood of greater volatility of NAV and the market price of the Common Shares than a comparable portfolio without leverage and that leverage may increase operating costs, which may reduce total return. The Company may also be subject to certain restrictions on investments imposed by the guidelines of one or more rating agencies, which may issue ratings for any debt securities or preferred shares issued by the Company. The Company cannot assure you that the use of leverage, if employed, will result in a higher return on the Common Shares. Any leveraging strategy the Company employs may not be successful.

Risk Considerations (Cont’d) Counterparty Risk. The Company will be subject to credit risk with respect to the counterparties to the derivative contracts entered into by the Company. Because derivative transactions in which the Company may engage may involve instruments that are not traded on an exchange or cleared through a central counterparty but are instead traded between counterparties based on contractual relationships, the Company is subject to the risk that a counterparty will not perform its obligations under the related contracts. If a counterparty becomes bankrupt or otherwise fails to perform its obligations due to financial difficulties, the Company may experience significant delays in obtaining any recovery in bankruptcy or other reorganization proceedings. The Company may obtain only a limited recovery, or may obtain no recovery, in such circumstances. Although the Company intends to enter into transactions only with counterparties that the Manager believes to be creditworthy, there can be no assurance that, as a result, a counterparty will not default and that the Company will not sustain a loss on a transaction. In the event of the counterparty’s bankruptcy or insolvency, the Company’s collateral may be subject to the conflicting claims of the counterparty’s creditors, and the Company may be exposed to the risk of a court treating the Company as a general unsecured creditor of the counterparty, rather than as the owner of the collateral. Legal, Tax and Regulatory Risks. Legal, tax and regulatory changes could occur that may have material adverse effects on the Company. For example, the regulatory and tax environment for derivative instruments in which the Company may participate is evolving, and such changes in the regulation or taxation of derivative instruments may have material adverse effects on the value of derivative instruments held by the Company and the ability of the Company to pursue its investment strategies. To qualify for the favorable U.S. federal income tax treatment generally accorded to RICs, the Company must, among other things, derive in each taxable year at least 90% of its gross income from certain prescribed sources and distribute for each taxable year at least 90% of its “investment company taxable income” (generally, ordinary income plus the excess, if any, of net short-term capital gain over net long-term capital loss). The Company intends to distribute at least the minimum amount necessary to qualify for such favorable U.S. federal income tax treatment and will be subject to tax on any undistributed taxable income or gains, including net capital gain. If, for any taxable year, the Company does not qualify as a RIC, all of its taxable income for that year (including its net capital gain) would be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and such distributions would be taxable as ordinary dividends to the extent of the Company’s current and accumulated earnings and profits. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service (the “IRS”) and the U.S. Treasury Department. Revisions in U.S. federal tax laws and interpretations of these laws could adversely affect the tax consequences of your investment. Cybersecurity Risk. As in other parts of the economy, the Company and its service providers, as well as exchanges and market participants through or with which the Company trades, and other infrastructures and services on which the Company or its service providers rely, are susceptible to ongoing risks related to cyber incidents and the risks associated with financial, economic, public health, labor and other global market developments and disruptions. Management Risk. The Company is subject to management risk because it is an actively managed investment portfolio. The Manager will apply investment techniques and risk analyses in making investment decisions for the Company, but there can be no guarantee that these will produce the desired results. Corporate Engagement Risk. The Manager may pursue active corporate engagement and seek to effectuate corporate, managerial or similar changes with respect to an investment. The costs in time, resources and capital involved in such an investment strategy depend on the circumstances, which are only in part within the Manager’s control, and may be significant, particularly if litigation against the Company, the Board and/or the Manager ensues. In addition, the expenses associated with such an investment strategy, including potential litigation, expenses related to the recruitment and retention of board members, executives and other individuals providing business assistance to the Manager in connection with such an investment strategy (including, for example, consultants and corporate whistleblowers) or other transactional costs, will be borne by the Company. Such expenses may reduce returns or result in losses. Key Personnel. The Manager is dependent on the services of Bill Ackman and Ryan Israel, the Manager’s Chief Investment Officer. If the services of Mr. Ackman and Mr. Israel were to become unavailable for any reason, this occurrence could have a material adverse effect on the Company’s results, financial performance and the trading price of the Company’s Common Shares. All of the investment decisions of the Company are made by the investment team, with Mr. Ackman having ultimate decision-making authority for all portfolio positions. Mr. Ackman, Mr. Israel and the investment team also rely on the diligence, skill and network of business contacts of the other professionals employed by the Manager as well as external advisers and professionals. The investment team will, among other things, evaluate, negotiate, structure and monitor the Company’s investments. The Company’s future success will depend on the continued service of Mr. Ackman and Mr. Israel. The departure of Mr. Ackman and Mr. Israel or of a significant number of members of the investment team could have a material adverse effect on the Company’s ability to achieve its investment objective. Conflicts of Interest Risk. The Manager and its affiliates engage in competing activities and act in multiple capacities, advising both the Company, Affiliated Funds and Other Accounts, which creates potential conflicts of interest. When allocating investment opportunities conflicts of interest could arise from the fact that incentive allocations or performance fees might be earned by the Manager by allocating such opportunities to funds that charge an incentive allocation or other form of performance fee, and not to the Company, which does not charge an incentive allocation or any other form of performance fee. Conflicts may also arise in connection with pursuing active corporate engagement, where the Manager may acquire fiduciary duties to its various portfolio companies which could potentially conflict with duties owed to the Company. Large Investor Risk. Ownership of Common Shares may be concentrated among certain institutional investors who purchase Common Shares in this offering. The purchase of Common Shares by one or more institutional investors or by the management investors could, depending on the size of such ownership, result in such investors being a position to exercise significant influence on matters put to a vote of shareholders. Dispositions of shares by large investors could adversely impact the market price and premium or discount to NAV at which the Common Shares trade. The Manager will increase its aggregate investment in the Company to $500 million upon completion of this offering. The Manager has also agreed with the Company that it will not sell, transfer or otherwise dispose of the Common Shares or the Series A Preferred Shares acquired as part of the Manager Investment prior to the date that is the ten (10) year anniversary of its completion of the Manager Investment, subject to certain exceptions. In connection with the completion of this offering and the Manager Investment, the Company will enter into the Registration Rights Agreement, pursuant to which the Company will be required to use commercially reasonable efforts to file a registration statement on or after the expiration of the lock-up period of the Manager’s Common Shares (i.e., the date that is the ten (10) year anniversary of the completion of the Manager Investment). The Company will bear the cost of registering these securities. The registration and availability of such a significant number of Common Shares for trading in the public market may have an adverse effect on the market price of the Common Shares. * * * This brochure must be preceded or accompanied by the Company’s preliminary prospectus. You may obtain a copy of the Company’s preliminary prospectus by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained by contacting the offices of Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146); UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by telephone at (888) 827-7275, or by email at ol-prospectus-request@ubs.com; BofA Securities, NC1-022-02-25, Attention: Prospectus Department, 201 North Tryon Street, Charlotte, North Carolina 28255, telephone: 1-800-294-1322, or by email at: dg.prospectus_requests@bofa.com; Jefferies LLC at Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at (877) 821-7388, or by e-mail at Prospectus_Department@Jefferies.com.